CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 23, 1996, with respect to the financial statements of Superior Communications Group, Inc. incorporated by reference in the Registration Statement (Form S-4 Nos. 333-26427 and 333-26427-02) and related Prospectus of Sinclair Broadcast Group, Inc.

Ernst & Young LLP

Pittsburgh, Pennsylvania
July 7, 1997